Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Peter N. Hood, CF0 Storage Computer Corporation (603) 880-3005 ir@storage.com

STORAGE COMPUTER CORPORATION ANNOUNCES

RESULTS FOR THIRD QUARTER OF 2003

NASHUA, New Hampshire – November 14, 2003 — Storage Computer Corporation (AMEX:SOS), a of high-performance storage and data management systems, today announced the Company’s results for the third quarter ended September 30, 2003. Revenue for the quarter was $215,047, an increase over second quarter revenue of $147,776, but were lower than the third quarter of 2002 revenue of $618,731. Revenue for the nine months ended September 30, 2003 was $640,807 versus $1,971,728 for the nine months ended September 30, 2002.

The net loss for the three months ended September 30, 2003 was $1,099,991 compared to a net loss of $20,404,876 (including impairment charges of $15,257,435 and inventory reserves for legacy products of $2,000,000) for the three months ended September 30, 2002. The fully diluted loss per share available to common stockholders was $0.03 for the three months ended September 30, 2003 compared to $0.97 for the three months ended September 30, 2002. There were no dividends on preferred stock or amortization of the beneficial conversion features for the quarter ended September 30, 2003 compared to $83,238 for the three months September 30, 2002.

The net loss for the nine months ended September 30, 2003 was $3,488,541 compared to a net loss of $28,151,851 (including impairment charges of $15,257,435 and inventory reserves for legacy products of $2,000,000) for the nine months ended September 30, 2002. The fully diluted loss per share available to common stockholders was $0.10 for the nine months ended September 30, 2003 compared to $1.44 for the nine months ended September 30, 2002. Dividends on preferred stock including amortization of the beneficial conversion features were $17,595 for the nine months ended September 30, 2003 compared to $598,238 ($0.03 per share) for the nine months ended September 30, 2002.

Our reduced quarterly and year to date revenues relates to continued concentration on the realignment and refocus of our core business activity toward the Storage Wide Area Networking (SWAN) market segment for our CyberNAS Network Attached Storage and CyberVSA Storage Operating System. The net loss applicable to common stockholder for the quarter and nine months ended September 30, 2003 was reduced compared to 2002 because of reductions in headcount in all departments, the elimination in the use of outside contractors, the restructuring of our sales and marketing approach to focus on value added reseller channels, the reduction of fee and expenses for the enforcement of our intellectual property rights and reduced amortization of intangible assets.

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Since our projected levels of revenues from products and services are not being achieved and additional financing has not been completed, on August 1, 2003 management implemented plans to further reduce operating expense cash flow requirements by implementing a permanent salary reduction plan, adjusting fringe benefit packages, and reducing headcount to further reduce costs to allow the Company to continue in business.

In addition, while the dilutive effect might be significant, the Company continues to receive inquires from interested investors to provide equity financing using a variety of alternatives. We continue to explore these opportunities. In addition, we continue to seek strategic alliance opportunities to market our new products that would also provide financial support.

The following financial data summarizes Storage Computer Corporation’s operating results for the three months ended September 30, 2003 and 2002.

	September 30, 2003	September 30, 2002
Revenue:
Product and services	$215,047	$618,731

License fees	—	—

Total revenues	215,047	618,731

Costs and expenses:
Cost of products and services	218,442	2,615,045
Cost of license fees	188,468	623,039
Research and development	220,413	570,014
Sales and marketing	115,449	545,916
General and administrative	425,993	1,484,831
Amortization of intangibles	144,000	193,821
Impairment of identifiable intangible assets	—	976,099
Impairment of goodwill	—	14,281,336

Total costs and expenses	1,312,765	21,290,101

Operating loss	(1,097,718)	(20,671,370)
Other income (expense), net	(2,273)	66,760

Pre-tax loss	(1,099,991)	(20,604,610)
Income tax benefit	—	(199,734)

Net loss	(1,099,991)	(20,404,876)
Dividends on preferred stock including amortization of the beneficial conversion features	—	(83,238)

Net loss applicable to common stockholders	$(1,099,991)	$(20,488,114)

Net loss available to common stockholders per basic and dilutive share	$(0.03)	$(0.97)
Basic and dilutive shares	36,803,330	21,076,206

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The following financial data summarizes Storage Computer Corporation’s operating results for the nine months ended September 30, 2003 and 2002.

	September 30, 2003	September 30, 2002
Revenue:
Product and services	$640,807	$1,971,728

License fees	—	—

Total revenues	640,807	1,971,728

Costs and expenses:
Cost of products and services	697,114	3,935,185
Cost of license fees	717,549	2,608,116
Research and development	865,984	2,456,143
Sales and marketing	439,565	2,489,103
General and administrative	1,159,402	3,013,192
Amortization of intangibles	432,000	627,714
Impairment of identifiable intangible assets	—	976,099
Impairment of goodwill	—	14,281,336

Total costs and expenses	4,311,614	30,386,888

Operating loss	(3,670,807)	(28,415,160)
Other income, net	182,266	63,575

Pre-tax loss	(3,488,541)	(28,351,585)
Income tax benefit	—	(199,734)

Net loss	(3,488,541)	(28,151,851)
Dividends on preferred stock including amortization of the beneficial conversion features	(17,595)	(598,238)

Net loss applicable to common stockholders	$(3,506,136)	$(28,750,089)

Net loss available to common stockholders per basic and dilutive share	$(0.10)	$(1.44)
Basic and dilutive shares	35,845,680	19,947,967

The following financial data summarizes Storage Computer Corporation’s financial position at September 30, 2003 and December 31, 2002.

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$42,054	$2,680,599
Accounts receivable, inventories and other current assets	2,271,049	2,438,292

Total current assets	2,313,103	5,118,891
Non-current assets, primarily goodwill, net	4,182,628	4,754,981

Total assets	$6,495,731	$9,873,872

Current liabilities	$3,133,796	3,509,985
Redeemable convertible preferred stock	—	1,212,618
Shareholders’ equity	3,361,935	5,151,269

Total liabilities and shareholders’ equity	$6,495,731	$9,873,872

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About Storage Computer Corporation

Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high performance storage solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system architectures Storage Computer’s high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast content, medical imaging and more. Storage Computer’s worldwide headquarters are in Nashua, New Hampshire, with subsidiaries and distribution in over 20 countries. Company information may be found at http://www.storage.com.

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.